Exhibit (i.11)

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

September 17, 2009

Frontegra Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, IL  60062

RE:

Frontegra IronBridge Global Focus Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A (Registration Nos. 333-7305; 811-7685) (the “Registration Statement”) relating to the sale by you of fifty million (50,000,000) shares of Common Stock, $0.01 par value (collectively, the “Shares”), of the Frontegra IronBridge Global Focus Fund, a series of Frontegra Funds, Inc. (the “Company”), in the manner set forth in the Registration Statement (and the prospectus included therein).

We have examined:  (a) the Registration Statement (and the prospectus included therein), (b) the Company’s Articles of Incorporation, as amended and supplemented to date, and By-Laws, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

With certain exceptions, we are members of the bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.  The opinion expressed herein is limited to the laws (other than the conflict of law rules) of the State of Maryland that are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state.  We express no opinion with respect to any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS